Exhibit 99.1

DRONE AVIATION HOLDING CORP
ISSUES LETTER TO SHAREHOLDERS

Company to enter the Aerospace Sector with Industry Leading Products

JACKSONVILLE, FL – June 9, 2013 (Marketwired) – Drone Aviation Holding Corp. (OTCQB: DRNE),  (formerly, MacroSolve, Inc.), (“Drone” or the “Company”), a developer of specialized tethered drones and lighter-than-air aerostats, announces it has issued a letter to shareholders.

June 9, 2014

Dear Shareholders:

I’d like to take this opportunity to inform you about our June 3, 2014 acquisition of Drone Aviation Corp.  We decided to pursue this business opportunity after receiving an adverse action by the United States Patent and Trademark Office on patents we have been licensing and entering into venture agreements with third parties to exploit. As a result of the decision, several transactions and management changes have taken place over the past two months with the end result being that our company presently owns a 100% controlling interest in Lighter Than Air Systems, Inc. (LTAS) of Jacksonville, Florida, a company doing business since 2009.

Our company is now in the additional business of aerial surveillance and communications. An industry leader, we provide cost-effective aerial systems to government, law enforcement, military and private sector customers. Our systems are unique in that our proprietary tethering technology allows our systems to be flown within FAA guidelines, a benefit over other free flying drones.

Our flagship products are the Blimp in a Box (BiB) and the Winch Aerostat Small Platform (WASP).  These products support a gap in the military's communications and surveillance needs which exists despite billions of dollars already spent on advanced satellites, airplanes, drones, blimps and aerostats. Our products are tactical aerial assets which we believe can be rapidly and safely deployed and are  in operation and undergoing evaluation by a number of military and law enforcement agencies. Through the U.S. Army Space and Missile Defense Command, two of our WASP systems have recently been placed into a series of the Army's Network Integration Experiments (NIEs) where our systems provide secure data and voice communications in areas generally unreachable by other means. Our BiB systems have been placed for training and evaluation at the U.S. Army base Fort Polk Garrison to support aerial surveillance for soldiers. We recently supplied a non-military BiB system to a state Department of Transportation to support various public safety initiatives.

We also recently announced we had closed a $1.35 million private placement of our securities.  We anticipate using the net proceeds to provide LTAS with working capital to expand sales and marketing efforts and for research and development.  We are currently developing our next generation of specialized electric tethered drones which are designed to take off, hover and land via remote control while connected by a unique tether technology where all data, controls and endurance are built into the tether.

This is an exciting time to be in this burgeoning industry. We thank our loyal shareholders who have believed in us and we remain focused on seeking to reward that loyalty with solid returns.

Respectfully,

Felicia Hess
Chief Executive Office

About Drone Aviation Holding Corp.

Drone Aviation Holding Corp. (DRNE) provides critical aerial and land based surveillance and communications solutions to government and commercial customers. Utilizing a unique tethering capability, drone systems  operate in the National Airspace within FAA guidelines for safe operations.  Drone systems are designed and developed in-house utilizing proprietary technologies and processes that result in compact, rapidly deployable aerostat solutions and mast based systems that have been proven to fulfill critical requirements by the military and law enforcement in the U.S. and to our allies around the world.  For more information about Drone Aviation Holding Corp please visit www.DroneAviationCorp.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov, including the Risk Factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our Current Report on Form 8-K filed with the SEC on June 5, 2014, as well as our Quarterly Report for the quarter ended March 31, 2014 filed May 8, 2014 and our Current Report on Form 8-K filed with the SEC on May 5, 2014 related to the transactions

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contacts:

Drone Aviation Holding Corp.
918-932-2000

Kendall Carpenter
kcarpenter@DroneAviationCorp.com